Exhibit 2

First Amendment to Pledge Agreement

This FIRST AMENDMENT TO PLEDGE AGREEMENT (the "First Amendment") is made between Increasive Ventures B.V. ("Lender"), and Adriaan Reinders and Marion Freijsen ("Individuals", and together with Lender, the "Parties" and each a "Party"), as of the 31st day of December, 2015.

RECITALS

WHEREAS, Lender and Individuals are parties to a Pledge Agreement, dated July 31, 2015; and

WHEREAS, the Parties wish to Amend, but not supersede entirely, the Pledge Agreement; and

WHEREAS, reference is made to (i) that certain Unsecured Loan Agreement Extension of even date herewith (the "Extension") to which EFactor Group Corp. (the "Company") and the Lender are parties, and (ii) the EFactor Group Corp. Unsecured Loan Agreement, dated July 31, 2015, between the Lender and the Company (the "Agreement") and associated documents, including, without limitation, the Debenture.

NOW, THEREFORE, in consideration of the foregoing and the undertakings herein set forth, and intending to be legally bound hereby, the Parties covenant and agree as follows:

1.	Continuation of commitment.

(a)	Individuals hereby wish to reassure the Lender that they will uphold the Agreement and any Extension in existence as of the date hereof, or made in the future, and any terms thereby agreed by the Parties.
(b)	Lender hereby wishes to reassure Individuals that they will uphold the Agreement and any Extension in existence as of the date hereof, or made in the future, and any terms thereby agreed by the Parties.
(c)	Individuals also wish to reassure Lender that they will not impede or obstruct any change of control exercised by Lender upon an uncured default of the Company, and will support any action implemented by Lender provided such action complies with Company procedure and does not in any way conflict with any laws or any rules of appropriate or applicable governing bodies (such as the U.S. Securities and Exchange Commission ("SEC"), FINRA, or similar regulatory bodies).
(d)	Individuals also wish to reassure Lender that they will take all necessary steps to ensure that the procedure to implement the change of control will be exercised within five (5) business days following the New Maturity Date.
(e)	The Parties wish to reassure each other that they will not harm or cause harm to the rights any of them have as shareholders of the Company and will not harm or cause harm to the Company.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK. THE SIGNATURES OF THE PARTIES ARE ON THE NEXT PAGE.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day, month and year first above written.

THE PLEDGED VOTING SHAREHOLDERS:

Marion Freijsen (Jan 10, 2016)

Marion Freijsen

Adria Reinders (Jan 10, 2016)

Adriaan Reinders

Smeets (Jan 10, 2016)

Ruud Smeets

Mark Stanich (Jan 10, 2016)

Mark Stanich

Mark V Noffke (Jan 10, 2016)

Mark Noffke

THE LENDER:

Increasive Ventures B.V.

Ad Prins (Jan 10, 2016)
By: Adrianus H.A.M. Prins
Title: Managing Partner
ad@whiteeagle.nl